                            CLIENT SERVICE AGREEMENT

         This Agreement is made and entered into this 14 day of November, 1997 between Claudio Iodice, residing at 215 St. Andrew Grand, Boca Raton, Florida 33486 ("Iodice"), Ronald Russo, residing at 684 Madison Hill Road, Clark, New Jersey 07066 ("Russo") and The Great American BackRub Store, Inc., with offices at 4500 140th Avenue North, Suite 221, Clearwater, Florida 33762 ("GAB"). Iodice and Russo are collectively referred to herein as "Consultants".

                               W I T N E S S E T H

         Whereas, Consultants each disseminate information about publicly traded companies, and

         Whereas, GAB is publicly held with its common stock trading on the OTC Bulletin Board, and

         Whereas, GAB desires to publicize itself with the intention of making its name and business better known throughout the brokerage community and among investors,

         NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

         1. ENGAGEMENT: GAB hereby engages Consultants to publicize GAB to brokers, prospective investors and shareholders.

         2. MARKETING PROGRAM: Consists of the following components:

         (A) Consultants will review and analyze all aspect of GAB's goals and make recommendations on feasibility and achievement of desired goals.

         (B) Consultants will provide through their network contact with firms and brokers interested in GAB and schedule and conduct the necessary due diligence and obtain the required approvals necessary for those firms to participate in the market for GAB stock.

         (C) Consultants will schedule broker dealer conferences at GAB's request. These conferences, the expenses for which GAB shall alone be responsible, are intended to tell GAB's story to the investment community and expose GAB to as many brokers, dealers, and potential market makers as possible. Consultants will prepare all necessary documents, handouts, or other such printed matter as may be required to properly conduct such meetings. GAB agrees to produce and make available to Consultants copies of an audio, video, or slide presentation suitable for investment professionals.

         (D) Consultants will use their reasonable best efforts to obtain for GAB significant exposure on national financial radio programming, in independent financial newsletters and through on-line facsimile internet and other broadcast media services.
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         (E) At GAB's request, Consultants will undertake special projects related to promoting GAB's business planning and will assist in the preparation of business plans and financial models and projections during the one year period following the date of this Agreement.

         3. TIME OF PERFORMANCE: Services to be performed under this Agreement shall commence upon execution of this Agreement and shall continue until completion, which is expected to occur within twelve (12) months.

         4. COMPENSATION AND EXPENSES: In consideration of the services to be performed by Consultants, GAB agrees to pay compensation to Consultants an amount equal to an aggregate of 500,000 shares of GAB's common stock which shall be issued pursuant to an S-8 registration statement as follows:

                  Claudio Iodice            250,000 shares
                  Ronald Russo              250,000 shares

Consultants shall pay and be responsible for all expenses they incur except for expenses specifically approved by GAB in writing related to broker or investment conferences and meetings, printing of business plans and financial models, slide, video, audio production costs, or expenses related to special projects.

         5. REPRESENTATIONS AND WARRANTIES OF GAB: GAB represents and warrants to Consultants, each representation and warranty being deemed to be material, that:

         (A) GAB will cooperate fully and timely with Consultants to enable Consultants to perform their obligations under this Agreement.

         (B) The execution and performance of this Agreement by GAB has been duly authorized by the Board of Directors of GAB in accordance with applicable law.

         (C) The performance of GAB under this Agreement will not violate any applicable court decree, nor will it violate any provisions of the organizational documents of GAB or any contractual obligations by which GAB may be bound.

         6. CONFIDENTIALITY: Until such time as the same may become publicly known, Consultants agree that any and all information transmitted to it from GAB are to be considered confidential and Consultants agree to hold all information confidential and not to disclose such information to any person, company or entity without the prior written approval of GAB, except as may be reasonably required in the performance of Consultant's obligations as described herein. Upon completion of its duties as described herein, Consultant's agrees to return all materials furnished to it by GAB to GAB.
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         7. NOTICES: All notices hereunder shall be in writing and addressed to the party at the address set forth above, or at such other addresses to which notice pursuant to this section may be given and shall be delivered by personal delivery, certified mail, express mail , or by national overnight courier service. Notices will be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service. Any notices to be given hereunder will be effective if executed and sent by the attorneys for the parties giving such notice, and in connection therewith the parties and under their respective counsel agree that in giving such notice such counsel may communicate directly in writing with such parties to the extent necessary to give such notice.

CONFIRMED AND AGREED ON THE _______ DAY OF NOVEMBER, 1997.


THE GREAT AMERICAN BACKRUB STORE, INC.


By:      /s/ David Coia
         -------------------------
         David Coia, President


CONFIRMED AND AGREED ON THE _______ DAY OF NOVEMBER, 1997.

CONSULTANTS:

/s/ Claudio Iodice
----------------------
Claudio Iodice

/s/ Ronald Russo
----------------------
Ronald Russo